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                                                                     EXHIBIT 3.1



                          CERTIFICATE OF INCORPORATION

                                       OF

               AMRESCO COMMERCIAL MORTGAGE FUNDING I CORPORATION

         The undersigned person, acting as sole incorporator of the corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this Certificate of Incorporation for such corporation, declaring and certifying that this is my act and deed and that the facts herein stated are true:

                                  ARTICLE ONE

         The name of this Corporation is AMRESCO Commercial Mortgage Funding I Corporation (the "Corporation").

                                  ARTICLE TWO

         The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE THREE

         The purpose of this Corporation is limited to engaging in the following activities: (a) To acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with loans or credit agreements secured by mortgages, deeds of trust, long-term leaseholds, or similar liens on real property or shares issued by corporations or partnerships formed for the purpose of cooperative ownership of real estate (collectively, "Mortgage Loans") and, either directly or indirectly, to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with certificates, participation interest, bonds, notes or other instruments evidencing interest in or secured by Mortgage Loans or other similar certificates, participation interest, bonds, notes or instruments (collectively, "Mortgage Backed Instruments");

         (b) To acquire, own, hold, service, sell, assign, pledge, finance, refinance and otherwise deal with collateral securing Mortgage Loans, related insurance policies, related agreements with affiliates, agreements with originators or servicers of Mortgage Loans and any proceeds or further rights associated therewith;

         (c) To sell, assign, pledge or otherwise transfer Mortgage Loans, Mortgage Backed Instruments and rights and properties referred to in paragraph
(b) above to trusts or to affiliates of the Corporation;

         (d) To create trusts to acquire, own, hold, assign, pledge and otherwise deal with Mortgage Loans, Mortgage Backed Instruments and related collateral;
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         (e)     To authorize, offer, issue, sell, transfer and deliver or
participate in the issuance of one or more series, classes or subclasses of participation certificates or other evidences of interest, bonds, notes or debt ("Certificates") issued by trusts;

         (f) To authorize, issue, sell and deliver bonds or other evidences of indebtedness ("Bonds") that are secured by a pledge or other assignment of Mortgage Loans, Mortgage Backed Instruments and related collateral, reserve funds, guaranteed investment contracts, letters of credit, insurance contracts or surety bonds;

         (g) To hold, and enjoy all of the rights and privileges as a holder of, any Certificates or Bonds;

         (h) To negotiate, authorize, execute, deliver, assume the obligations under, and perform, any agreement or instrument or document relating to the activities set forth in clauses (a) through (g) above, including but not limited to any trust agreement, sale and servicing agreement, pooling and servicing agreement, indenture, reimbursement agreement, credit support agreement, insurance agreements, purchase agreement, indemnification agreement, placement agreement or underwriting agreement; and

         (i) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware that are related or incidental to the foregoing and necessary, suitable or convenient to accomplish the foregoing.

                                  ARTICLE FOUR

         The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $0.01 per share.

                                  ARTICLE FIVE

         The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time By-Laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-Laws made by the board of directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided by, the By-Laws of the Corporation. The election of directors need not be by ballot unless the By-Laws shall so require.

                                  ARTICLE SIX

         The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The number of directors consisting of the initial board of directors of the Corporation is three (3), and the names and addresses of the persons who are to serve as initial directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:




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
                 NAME                             ADDRESS
                 Robert H. Lutz, Jr.              700 North Pearl Street
                                                  Suite 2400, L.B. No. 342
                                                  Dallas, Texas  75201

                 Robert L. Adair III              700 North Pearl Street
                                                  Suite 2400, L.B. No. 342
                                                  Dallas, Texas  75201

                 Barry L. Edwards                 700 North Pearl Street
                                                  Suite 2400, L.B. No. 342
                                                  Dallas, Texas  75201


                                 ARTICLE SEVEN

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No repeal or modification of this Article Seven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                                 ARTICLE EIGHT

         The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

                                  ARTICLE NINE

         Meetings of the stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation
Law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation.





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                                  ARTICLE TEN

         The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                 ARTICLE ELEVEN

         The name and mailing address of the sole incorporator is as follows:

                 NAME                        ADDRESS
                 ----                        -------
                 Albert Li                   4400 Thanksgiving Tower
                                             Dallas, Texas  75201


                 IN WITNESS WHEREOF, this Certificate of Incorporation has been duly adopted by the sole incorporator of the Corporation, pursuant to the General Corporation Law of the State of Delaware this 9th day of January 1997.



                                              /s/ ALBERT LI
                                              ----------------------------------
                                              Albert Li
                                              Sole Incorporator





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